Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), dated as of January 1, 2025 (the “Effective Date”), is made and entered into by Indivior, Inc. (the “Company”) and Ryan Preblick (the “Executive”).
In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive agree as follows:
1.Employment and Term. The Company hereby employs Executive and Executive hereby accepts employment on the terms and conditions set forth in this Agreement. Executive’s employment hereunder shall begin on the Effective Date and may be terminated in accordance with Section 5 (Termination of Employment) (such period of employment, the “Term”). Executive’s employment shall be “at-will” at all times, subject to the terms and conditions hereunder.
2.Position, Duties, and Performance.
2.1.Position. Executive shall serve as the Chief Financial Officer and have such responsibilities and authority as the Company may assign from time to time. Executive shall report directly to the CEO or the CEO’s designee. Executive agrees to perform such duties consistent with Executive’s position as the CEO may direct from time to time.
2.2.Place of Work. Executive’s primary workplace shall be at the Company’s offices in Richmond, Virginia. Executive understands that Executive’s duties will require periodic travel, which may be substantial at times.
2.3.Performance. Executive shall devote substantially all of Executive’s working time and use Executive’s best efforts, knowledge and experience to perform successfully Executive’s duties and advance the interests of the Company and its affiliates. Executive shall perform Executive’s duties in compliance with this Agreement and all applicable laws and Company policies and practices, including completing and/or signing all required Company certifications and/or training.
2.4.Other Activities. During the Term, without the prior written consent of the Company, the Executive shall not (i) render services of a business, professional, or commercial nature to any other person or entity, or (ii) engage, directly or indirectly, in any other business activity (whether or not for compensation) that might interfere with Executive’s duties hereunder, create a conflict with the Company or any of its affiliates, or violate the Non-Competition Agreement (as defined below). Executive shall be permitted to engage in civic, charitable, or community services, subject to Executive’s obligations hereunder, including under the Non-Competition Agreement.
2.5.Directorship. Executive will have no right under this Agreement to serve as a director of the Company or any of its affiliates but agrees, if so requested by the Company or its Board of Directors, to hold office as a director of the Company or any of its affiliates without any additional compensation. Executive must resign immediately from any such office without a claim for compensation upon the request of the Company or its Board of Directors, upon the commencement of a period of garden leave, or upon termination of employment for any reason.

2.6.No Conflicts. Executive represents and warrants that Executive’s execution of this Agreement, employment with the Company, and performance of Executive’s duties hereunder will not violate any obligations Executive may have to any other person, entity, or prior employer, including any obligations with respect to proprietary or confidential information of any other person or entity.
3.Compensation and Benefits.
3.1.Base Salary. Executive’s annual base salary for all services rendered hereunder shall be $558,819.52 (the “Base Salary”), payable in accordance with the Company’s policies, procedures and practices as in effect from time to time.
3.2.Bonus. Executive shall be eligible for an annual cash bonus targeted at 60% of the Base Salary, up to a maximum of 120% of the Base Salary (an “Annual Bonus”). The actual amount of any Annual Bonus will be determined by the Company based on the achievement of individual and Company goals established by the Company at the beginning of each calendar year. Any Annual Bonus will be paid by March 15 of the following calendar year. Except as set forth in Section 6.2 (Severance Upon Termination without Cause or for Good Reason) or Section 6.3 (Bonus Upon Death or Disability), Executive must be employed with the Company on the date the bonus is paid in order to be eligible to receive an Annual Bonus. Eligibility for and payment of an Annual Bonus shall be subject to all terms and conditions as the Company may set forth from time to time in any written policy or plan, including any policy or plan governing bonuses or incentive compensation of any type, which shall be made available to Executive.
3.3.Vacation. Executive shall be entitled to 25 days of paid vacation per calendar year subject to the terms and conditions of the Company vacation policy. Any vacation shall be taken at the reasonable and mutual convenience of the Company. In the event of a conflict between the Company vacation policy and this Agreement the terms of this Agreement shall apply. Unused vacation days for a calendar year may be rolled over and used by Executive before March 30th of the following calendar year and any vacation days unused at the time of Executive’s termination of employment shall be forfeited. For any period during which Executive is employed by the Company in a state where forfeiture of unused vacation conflicts with applicable law, the preceding sentence shall be deleted during such period only and replaced with the following sentence: Unused vacation days for a calendar year may be rolled over to the following calendar year but vacation accrual for any calendar year shall be capped at 1.5 times the annual amount stated in the first sentence of this Section 3.3 and unused vacation days remaining at the time of Executive’s termination of employment shall be paid with the Executive’s final paycheck.
3.4.Business Expenses. Executive shall be reimbursed for all reasonable and necessary business expenses actually incurred by Executive in performing services under this Agreement in accordance with the applicable Company policies and practices as in effect from time to time. Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv). The Company may provide Executive use of a corporate credit card for business expenses. Executive may not use any Company-issued corporate credit cards for personal expenses. Any personal expenses charged to a Company-issued corporate credit card must be paid by Executive prior to the date of Executive’s employment termination or shall be subject to deduction by the Company from amounts owed to Executive and interest at a rate of 1.25% per month if the Company pays any portion of the personal charges on Executive’s behalf. Executive shall pay the Company’s reasonable costs and expenses, including attorneys’ fees, that the Company incurs to enforce Executive’s obligations under this Section 3.4.

3.5.Long Term Incentive Plan. The Company may offer Executive a Long Term Incentive Plan (“LTIP”) opportunity to become a shareholder in Indivior plc and share in its financial success. It is anticipated that Executive’s annual award shall be 400% of the Base Salary. However, any opportunity to participate in the LTIP is entirely within the sole discretion of Indivior plc’s compensation committee (the “Compensation Committee”) or such officers of the Company with the necessary authority. Participation is not guaranteed in any year and the terms of any award are determined by the Compensation Committee approved rules as may apply from time to time.
3.6.Other Benefits. The Executive will be eligible to participate in all employee benefit plans, practices, and programs maintained or participated in by the Company and made available to similarly situated employees generally, which may include retirement, profit sharing, savings, health, hospitalization, disability, dental, life or travel accident insurance benefit plans, and sick leave, in accordance with the terms of such plans, practices, and programs as in effect from time to time. The Executive will not be eligible to participate in a benefit plan, practice or program where a similar benefit is provided in this Agreement.
3.7.    Blank on Purpose.
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3.10.    Car Allowance. The Company will provide Executive $1,625.00 per month as a car allowance, less applicable withholdings and deductions (the “Car Allowance”). The Car Allowance will be paid to Executive monthly through the payroll system and will be reported as income on IRS form W-2. Executive shall have sole responsibility for the maintenance, operation and costs associated with any vehicle Executive purchases or leases and for supporting any request for any tax deduction related to business use of Executive's vehicle.
4.Confidentiality, Proprietary Rights and Non-Competition Agreement. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, and as additional incentive for the Company to enter into this Agreement, Executive agrees to execute and to abide by the Confidentiality, Proprietary Rights and Non-Competition Agreement (the “Non-Competition Agreement”) attached hereto as Exhibit A, which Non-Competition Agreement shall also commence on the Effective Date.
5.Termination of Employment. Executive’s employment may be terminated in accordance with the provisions of this Section 5.
5.1.Termination by the Company. The Company may terminate Executive’s employment immediately at any time, with or without Cause, by written notice to Executive. “Cause” means a reasonable and good faith determination by the Company that:
(a) the Executive has failed to substantially perform Executive’s duties and obligations to the Company under this Agreement to the satisfaction of the Company (other than failure resulting from the Executive’s incapacity because of Disability, as defined in Section 5.4 (Termination on Account of Death or Disability)), including one or more acts of gross negligence or insubordination or a material breach of the Company’s policies and procedures (other than such policies set for in Section 5.1(b) below), which failure is not cured, if capable of being cured, within fifteen (15) days after a written demand for cure is received by the Executive from the Company which specifically identifies the manner in which the Company believes the

Executive has failed to substantially perform Executive’s duties and obligations to the Company to the Company’s satisfaction;
(b)the Executive has materially breached the Company’s Code of Conduct, its Equal Opportunity and Anti-Harassment policies, or compliance policies (including the Code of Business Conduct, the Anti-Bribery Policy, the Competition Law Compliance Manual and the Global Policy on Healthcare Business Ethics);
(c)the Executive has been indicted for, convicted of, or entered a plea of guilty or nolo contendere to, a felony or any other crime involving fraud, dishonesty, theft, breach of trust or moral turpitude;
(d)the Executive has willfully engaged in conduct which results in, or could reasonably be expected to result in, material injury to the Company’s financial condition, reputation, or ability to do business;
(e)the Executive has materially breached this Agreement, the Non-Competition Agreement, or any other agreement with the Company;
(f)the Executive has violated state or federal securities laws or regulations; or
(g)the Executive has willfully failed to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, willfully destroyed or failed to preserve documents or other materials relevant to such investigation, or willfully induced others to fail to cooperate or to produce documents or other materials in connection with such investigation.
5.2.Termination by Executive without Good Reason. Executive may terminate Executive’s employment with the Company at any time without Good Reason upon at least sixty (60) days’ advance written notice to the Company. During such notice period, Executive shall continue to perform all of Executive’s duties in accordance with the provisions hereunder. The Company shall have the option, at its sole discretion, to require Executive to work remotely during the notice period or make Executive’s termination effective at any time prior to the end of such notice period.
5.3.Termination By Executive for Good Reason. Executive may terminate Executive’s employment for Good Reason in accordance with this Section 5.3. “Good Reason” means (a) a material diminution in the Executive’s authority, duties, or responsibilities without Executive’s consent; provided, however, that if there is Change in Control (as defined below) or other corporate restructuring, Executive shall not have Good Reason solely on account of Executive holding materially the same position in the surviving legal entity or business unit as Executive held before such Change in Control or other restructuring, even if now part of a larger company or conglomerate; (b) a material reduction in the Executive’s Base Salary; (c) a change by the Company in the location at which the Executive performs Executive’s principal duties for the Company to a new location that is more than fifty (50) miles from the location at which the Executive performed Executive’s principal duties for the Company immediately prior to such change; or (d) a material breach by the Company of this Agreement; provided, however, that in the case of clauses (a), (b), (c), or (d), (i) Executive provides written notice to the Company objecting to the existence of a condition for Good Reason within thirty (30) days of the initial existence thereof, (ii) the Company has thirty (30) days after receipt of such notice to cure the condition for Good Reason and fails to do so, and (iii) Executive terminates Executive’s employment within thirty (30) days of the expiration of such cure period.

5.4.Termination on Account of Death or Disability. Executive’s employment will terminate automatically upon the death of Executive and the Company may terminate the Executive’s employment upon the Executive’s Disability. “Disability” shall mean a physical or mental illness, impairment, or infirmity (other than an absence from work on an approved maternity or paternity leave) which renders the Executive unable to perform the essential functions of Executive’s position, including Executive’s duties under this Agreement, with reasonable accommodation, for at least one hundred and twenty (120) consecutive days or for shorter periods aggregating one hundred and eighty (180) days during any three hundred and sixty-five (365) day period.
6.Compensation and Benefits Upon Termination.
6.1.In General. Upon termination of Executive’s employment for any reason, Executive shall be entitled to receive payment of Executive’s accrued but unpaid Base Salary and any other amounts or benefits, including expenses incurred before termination and eligible for reimbursement under Section 3.4 (Business Expenses), in which Executive is entitled through the date of termination in accordance with the provisions hereunder and the employee benefit plans in which Executive participates.
6.2.Severance Upon Termination without Cause or for Good Reason.
(a)If Executive’s employment is terminated by the Company without Cause or Executive terminates Executive’s employment for Good Reason, subject to the provisions of Section 6.4 (Release) and Section 6.5 (Forfeiture/Conditions), Executive shall be entitled to receive (i) Base Salary continuation for the Severance Period (as defined below), payable in accordance with the Company’s regular payroll schedule during the Severance Period, (ii) an amount equal to Executive’s target Annual Bonus for the Severance Period (using the target from the year of termination), payable in substantially equal installments over the Severance Period (clauses (i) and (ii) collectively, the “Severance Payments”), and (iii) a pro-rata portion of the Annual Bonus Executive would have received for the year of termination based on the number of days Executive was employed from the start of the applicable calendar year until the date of termination, payable at the same time bonuses are paid to other employees (the “Severance Bonus”).
(b)If Executive’s employment is terminated by the Company without Cause or Executive terminates Executive’s employment for Good Reason, subject to the provisions of Section 6.4 (Release) and Section 6.5 (Forfeiture/Conditions), Executive shall be entitled to continue participating in the Company’s health benefits for the Severance Period (the “Severance Benefits”), as follows: (i) such continued benefits shall be subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (ii) the Company will pay the company contribution and Executive shall be required to pay the employee contribution in the same amounts that would apply if Executive remained employed with the Company; (iii) Executive’s right to receive further Severance Benefits shall terminate if and when Executive secures alternative health benefits from a new employer, of which Executive shall promptly notify the Company; and (iv) the Company shall be required to provide the Severance Benefits only to the extent that the Company continues offering an employee health benefits plan and the Company is not required to provide post-termination coverage to other employees to avoid a violation of applicable nondiscrimination requirements.
(c)The “Severance Period” shall be twelve (12) months following the termination of Executive’s employment, except that, in the case of a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason on or within twelve 12 months following the date of a Change in Control (as defined below), the “Severance Period” shall be twenty-four (24) months following the termination of Executive’s employment.

(d)A “Change in Control” means, and shall occur if:
(e)(i) the Company consummates, in a single or any series of related transactions, a merger, consolidation, share exchange or other reorganization or similar transaction with any other corporation, person, or group of affiliated persons, other than a transaction:
(f)    (1) that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) a majority of the combined voting power of the Company’s, or the surviving entity’s, as applicable, outstanding securities;
(2) whereby the persons controlling (directly or indirectly) the casting of the majority of the voting rights attaching to the Company’s voting securities immediately prior thereto continue to control the casting of the majority of the voting rights attaching to the Company’s, or the surviving entity’s, as applicable, outstanding securities after the applicable transaction; or
(3) whereby the persons exercising the direct or indirect right or power to remove directors of the Company holding a majority of the voting rights at meetings of the relevant board immediately prior thereto continue to exercise such direct or indirect right or power to remove directors of the Company (or of the surviving entity, as applicable) holding a majority of the voting rights at meetings of the relevant board after the applicable transaction;

(g)(ii) the Company sells all or substantially all of the Company’s assets; or
(h)(iii) Indivior plc, the parent of the Company (“Indivior”) consummates a transaction of the type described in clause (i) or (ii).
(i)Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s or Indivior’s, as applicable, jurisdiction of incorporation; or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s or Indivior’s, as applicable, voting securities immediately before such transaction.
6.3.Bonus Upon Death or Disability. If Executive’s employment is terminated on account of Executive’s death or Disability, Executive shall receive a pro-rata portion of the Annual Bonus Executive would have received for the year of termination based on the number of days Executive was employed from the start of the applicable calendar year until the date of termination, payable at the same time bonuses are paid to other employees.
6.4.Release. Executive’s rights to the Severance Payments, any Severance Bonus and the Severance Benefits are conditioned upon Executive executing and not revoking a valid release agreement in substantially the form attached hereto as Exhibit B (the “Release”), within the time periods set forth therein, releasing the Company and its affiliates, employees, officers and directors from any and all liability in connection with Executive’s employment or termination of employment. Any Severance Payments or any Severance Bonus due for the period after termination and before the Release becomes effective shall be paid with the first payment after the Release becomes effective. If the period during which Executive has discretion to execute or revoke the Release straddles two calendar years, the Company shall make payments conditioned on the Release no earlier than January 1st of the second calendar year, regardless of which year the Release becomes effective.
6.5.Forfeiture/Conditions. Executive’s rights to the Severance Payments, any Severance Bonus and the Severance Benefits are (a) forfeited if the Company discovers facts that would have given the Company the right to terminate Executive’s employment for Cause had the Company been aware of such facts at the time of Executive’s termination and (b) conditioned on (i) Executive completing and/or signing all Company certifications as required by the Company, including the I&C Compliance Certification and (ii) Executive’s compliance with Section 9.2 and the Non-Competition Agreement, including, to the extent applicable, Executive’s non-competition and non-solicitation obligations under Section 5 of the Non-Competition Agreement. In the event the Company discovers such facts or Executive fails to comply with such obligations, the Company’s obligation to pay Executive any additional Severance Payments or any Severance Bonus or provide any additional Severance Benefits shall cease immediately and Executive shall promptly refund any Severance Payments, Severance Benefits and any Severance Bonus previously paid by the Company. The Company’s rights under this Section 6.5 shall be full recourse and shall be in addition to its rights under Section 9.3 (Recoupment). The Company shall have the right to offset Executive’s obligations under this Section 6.5 against any amounts otherwise owed to Executive from the Company or its subsidiaries.
6.6.No Additional Compensation or Benefits. Executive is not entitled to receive any compensation or benefits from the Company upon Executive’s termination except as set forth in this Agreement. Moreover, the terms and conditions afforded Executive under this Agreement are in lieu of any severance payments or benefits to which Executive otherwise might be entitled pursuant to any severance plan, policy and practice of the Company.
7.Insurance and Indemnification. The Company shall indemnify Executive as provided under the Company’s Deed Poll of Indemnity dated 5 November 2014 (the “Deed Poll”) to the fullest extent permitted by applicable law. The Company and Executive intend that such obligation shall remain in full force and effect, such that a future change in the Deed Poll, other than a change required by applicable law, shall not affect the Company’s obligations pursuant to this Section 7. The Company shall use commercially reasonable efforts to maintain directors’ and officers’ liability insurance during the Term in amounts and on terms reasonable and customary for similarly situated companies, and Executive shall be covered by such insurance on the same basis as other executive officers of the Company.
8.Notices. All notices, requests, demands and other communications required or permitted to be given in writing pursuant to this Agreement shall be deemed given and received: (a) upon delivery if delivered personally; (b) on the next day after being deposited with a reliable overnight delivery service; or (c) upon receipt of an answer back confirmation, if transmitted by facsimile, addressed to the below indicated facsimile number (if any). Notice given in another manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses and facsimile number (if any) of the parties shall be as follows:
If to the Company, to:     Chief Human Resources Officer
    10710 Midlothian Turnpike, Suite #125
    Richmond, VA 23235

With a copy to:     Chief Legal Officer
    10710 Midlothian Turnpike, Suite #125
    Richmond, VA 23235
If to Executive, to the address set forth on the signature page hereto or such other address on the personnel records of the Company.
provided that: (i) each party shall have the right to change its address for notice, and the person who is to receive notice, by the giving of fifteen (15) days’ prior written notice to the other party in the manner set forth above; and (ii) notices shall be effective if given to the other party in the manner set forth above regardless of whether a copy was received by the additional addressee specified above.
9.Rights and Obligations Upon Termination.
9.1.Survival. This Agreement, and all obligations of the Company and Executive hereunder, will terminate upon the termination of Executive’s employment, with the following exceptions: (a) Executive’s continuing obligations under Section 4 (Confidentiality, Proprietary Rights and Non-Competition Agreement) and the Non-Competition Agreement; (b) any amounts payable and benefits to be provided by the Company as set forth in Section 6; (c) Executive’s rights to indemnification under Section 7 (Insurance and Indemnification); and (d) the relevant provisions of Section 8 (Notices), this Section 9 (Rights and Obligations Upon Termination), Section 10 (Governing Law and Dispute Resolution), Section 11 (Withholding and Section 409A), and Section 12 (Miscellaneous Provisions).
9.2.Transition. In the event of termination of Executive’s employment other than in connection with Executive’s death, Executive agrees to cooperate with the Company in order to ensure an orderly transfer of Executive’s duties and responsibilities.
9.3.Recoupment. Notwithstanding anything in this Agreement to the contrary, any payments or benefits paid or due to Executive by the Company or any Group Company under this or any other agreement shall be subject to any recoupment or clawback policy adopted by the Company or any Group Company from time to time, and to any requirement of applicable law, obligation of the Company or any of its affiliates to any government entity, agency or regulator, or listing standard that requires the Company to recoup or clawback any such payments or benefits. The Company’s rights under this Section 9.3 shall be full recourse and shall be in addition to its rights under Section 6.5 (Forfeiture/Conditions). The Company shall have the right to offset Executive’s obligations under this Section 9.3 against any amounts otherwise owed to Executive from the Company or its affiliates (including any amounts held in escrow for Executive). The Executive further agrees to execute any such additional documents as the Company deems reasonably necessary to give effect to the foregoing.
10.Governing Law and Dispute Resolution.
10.1.Governing Law. This Agreement will be governed and interpreted in accordance with the laws of the State of Delaware, without regard to or application of choice-of-law rules or principles, and without regard to the place of execution or the place of performance thereof.
10.2.Venue. The parties agree that any legal proceeding, commenced by one party against the other, shall be brought in any state or federal court having proper jurisdiction within the State of Delaware. Both parties submit to such jurisdiction, and waive any objection to venue and/or claim of inconvenient forum.
10.3.Equitable Relief; Rights and Remedies. Nothing in this Agreement shall limit the rights of the Company to seek equitable relief in the event of a breach or threatened breach of the Non-Competition Agreement. No right, power or remedy conferred upon a party in this Agreement shall be exclusive, and each such right, power and remedy shall be cumulative and in addition to every other right, power, or remedy, whether conferred in this Agreement, the Non-Competition Agreement, or any other agreement, or now or hereafter available at law or in equity or by statute or otherwise.
11.Withholding and Section 409A.
11.1.Withholding. All amounts paid under this Agreement shall be paid less all applicable tax withholdings and any other withholdings required by law or authorized by Executive.
11.2.Section 409A. The parties intend that the provisions of this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Executive to the Company or to any other individual or entity. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A. If, upon separation from service, the Executive is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six months after the Executive’s separation from service will instead be paid in the seventh month following the Executive’s separation from service (to the extent required by Section 409A(a)(2)(B)(i)).
12.Miscellaneous Provisions.
12.1.Severability. In the event that any provision of this Agreement is found by a court, arbitrator or other tribunal having competent jurisdiction to be illegal, invalid or unenforceable, then such provision shall not be voided, but shall be recast so as to be enforced to the maximum extent permissible under applicable law while taking into account the original intent and effect of the provision, and the remainder of this Agreement shall remain in full force and effect. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.
12.2.Parties Bound. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns. The Company may assign this Agreement to its successors or affiliates, as in existence from time to time (the “Group”). Executive may not assign this Agreement. If this Agreement is assigned to another member of the Group, or any other assignee, in connection with the transfer of the Executive’s employment to such member or other assignee, to the extent appropriate and on a going forward basis, references to “Company” shall be deemed replaced with references to such new employer. Executive understands and agrees that the terms of this Agreement will continue to apply to and bind Executive even if Executive is transferred at some time from Company or any of its affiliates or subsidiaries to another of Company or any of its affiliates or subsidiaries. The Executive acknowledges further that Company’s affiliates, including the other members of the Group, are intended beneficiaries of this Agreement.
12.3.Entire Agreement. This Agreement, together with the Non-Competition Agreement, supersede all prior understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement and constitute the sole agreement between the parties with respect to the subject matter hereof. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Non-Competition Agreement.
12.4.Amendments; Waiver. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and the Company. By an instrument in writing similarly executed, Executive or the Company may waive compliance by the other party with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
12.5.Construction. This Agreement shall be deemed drafted equally by both the Company and Executive. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “includes” and “including” are each “without limitation”; (iii) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
12.6.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or electronically shall be deemed effective for all purposes.

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IN WITNESS WHEREOF, the parties have entered into this Employment Agreement on the date first written above.
EXECUTIVE

Ryan Preblick

Indivior Inc.

By:    Angela Colon-Mahoney
Title:     Chief Human Resources Officer

EXHIBIT A
Confidentiality, Proprietary Rights and Non-Competition Agreement

EXHIBIT B
Form of Release